Exhibit 10.34

EXHIBIT A

Prudential Financial, Inc. Non-Employee Director Compensation Summary

(As adopted on December 9, 2008)

•	Upon becoming a director, each non-employee director (a “Director”) receives a one-time grant of $100,000 in Prudential Financial stock units that are deferred until retirement1 from the Board.

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Each Director receives an annual retainer of $200,000 of which 50% is automatically deferred in units of Prudential Financial stock payable upon retirement under The Prudential Deferred Compensation Plan for Non-Employee Directors. The remaining 50% may be deferred at the Director’s option.

•	All Committee Chairpersons receive an additional $15,000 retainer (50% of which is automatically deferred in stock units).

•	The Lead or Presiding Director receives an annual retainer of $25,000 (50% of which is automatically deferred in stock units).

•	Audit Committee members receive an annual committee retainer of $25,000 (50% of which is automatically deferred in stock units).

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Members of each standing Board Committee other than the Audit Committee and the Executive Committee and of any non-standing Committee of Directors that may be established from time to time receive an annual committee retainer of $10,000 (50% of which is automatically deferred in stock units).

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There are no meeting fees, other than fees for attending meetings of the Community Resources Committee (which generally meets on a day separate from Board meetings). Members of this committee receive $1,250 per meeting.

[1]

For purposes of this policy, “retirement” means the earlier of termination of service on the Board or the year in which a director reaches the age of 70  1/2. Once a director reaches the age of 70  1/2, he or she may elect to receive his or her annual compensation on a current or deferred basis and may elect to receive such annual compensation in cash or deferred stock units (or any combination thereof).